Exhibit (3)(d)

EXPENSE SHARING AGREEMENT

EXPENSE SHARING AGREEMENT made this 8th day of August, 2017, by and between MODERN WOODMEN OF AMERICA (“Modern Woodmen”) and MWA Financial Services, Inc. (“MWAFS”), each a “Party” to this Agreement and together, the “Parties”.

WITNESSETH

WHEREAS, MWAFS is a broker/dealer registered with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, MWAFS acts as a retail distributor for certain Modern Woodmen variable insurance products (the “Variable Products”) sold through MWAFS’s registered representatives who are also appointed insurance agents of Modern Woodmen;

WHEREAS, MWAFS and Modern Woodmen are affiliated companies in that MWAFS is a wholly owned subsidiary of Modern Woodmen;

WHEREAS, MWAFS desires and intends to comply with that certain letter dated July 11, 2003, addressed by SEC staff to the New York Stock Exchange and NASD Regulation, Inc. regarding Recording Certain Broker-Dealer Expenses and Liabilities, and also desires and intends to comply with NASD Notice to Members 03-63 regarding Expense-Sharing Agreements; and

WHEREAS, Modern Woodmen and MWAFS desire to define and set forth certain responsibilities and obligations of the entities under applicable law with regard to expense sharing arrangements involving SEC-registered broker-dealers;

NOW, THEREFORE, in consideration of their mutual promises, and of other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Modern Woodmen and MWAFS hereby agree as follows:

1.                          Financial Relationship.

1.1                   Operational Costs and Expenses.  From time to time and at its election, Modern Woodmen will provide, or cause to be provided, to MWAFS, in a reasonable and timely manner, such services and facilities as the Parties agree to, including by way of example and not of limitation, management, accounting, infrastructure, utilities, telephone and computer equipment and systems, furniture and fixtures, and certain personnel (“Reimbursable Services”).  Modern Woodmen will pay the expenses associated with the Reimbursable Services, subject to reimbursement by MWAFS.

1.2                   MWAFS Obligation to Pay.  MWAFS will reimburse Modern Woodmen for the Reimbursable Expenses in a lump sum payment on or about the 25th day of the month following the month in which the Reimbursable Expenses are incurred. The General Accounting Department of Modern Woodmen will coordinate with the Accounting Department of MWAFS to ensure that all such expenses are accrued on the books of MWAFS for and in the month in which such expenses were incurred.  To the extent that one or more Reimbursable Expenses are annualized, MWAFS shall reimburse Modern Woodmen 1/12 of the annualized expense on a monthly basis.  Modern Woodmen will make available to MWAFS personnel who can provide a detailed breakout of each expense included in the Reimbursable Expenses, an explanation of the allocation methodology and any required supporting books and records, including copies of invoices paid by Modern Woodmen on behalf of MWAFS.  MWAFS shall pay for all costs attributable to its activities.  At no time will Modern Woodmen be legally obligated to vendors for costs attributable to the activities of MWAFS.

1.3                   Schedule of Costs.  Should any expenses paid by Modern Woodmen for the benefit of MWAFS not be included in reports filed by MWAFS with FINRA or the SEC, such expenses will be recorded by MWAFS on a separate Schedule of Costs and maintained pursuant to SEC Rule 17a-4. Expenses payable by Modern Woodmen that are unpaid and attributable to MWAFS will be included in MWAFS’s net capital computation by adjustments which reduce net capital and increase aggregate indebtedness by the amount of such unpaid expenses, if any.

1.4                   MWAFS Net Capital. The net capital of MWAFS should not fall below Five Hundred Thousand Dollars ($500,000) and the ratio of aggregate indebtedness to net capital should not rise above 5:1.  If either such event should occur, Modern Woodmen agrees to, within two (2) business days, provide capital contributions necessary to allow MWAFS to maintain the established benchmarks. The established benchmarks are subject to periodic review and revision by the Boards of Directors of Modern Woodmen and MWAFS. Modern Woodmen acknowledges that capital contributions it makes to MWAFS cannot be withdrawn except in compliance with SEC rules governing the withdrawal of capital contributions.

1.5                   Fidelity Insurance.  Modern Woodmen will maintain fidelity insurance to include coverage for MWAFS at levels as required by FINRA.  Modern Woodmen will maintain the required coverage for the duration of the existence of MWAFS and will provide MWAFS with evidence of such coverage upon request.  Should Modern Woodmen’s fidelity insurance be canceled or changed at any time, Modern Woodmen agrees to provide notification of such change to MWAFS prior to such change, to allow MWAFS to take steps to prevent a lapse in coverage.

1.6                   Payment of Compensation for Sales of Modern Woodmen Variable Products.  Modern Woodmen shall pay on behalf of MWAFS all commissions and other compensation payable to registered representatives of MWAFS in accordance with the terms of the Paymaster Agreement executed by the Parties to this Agreement.

1.7                   Costs and Expenses Related to Registered Representatives/Associated Persons of MWAFS.  MWAFS shall bear the costs and expenses of obtaining and maintaining registration or other qualification of registered representatives and associated persons of MWAFS under federal and state securities laws and with FINRA, and the cost and expense of training and supervising such registered representatives and associated persons of MWAFS as is required by the laws applicable to broker-dealers.

2.                          Books and Records

2.1                   Recordkeeping.  The Parties to this Agreement each agree to maintain their own books and records in compliance with all statutory and regulatory requirements of the SEC and FINRA, as applicable, including Section 17(a) of the 1934 Act and the rules thereunder.  MWAFS will maintain a copy of this Agreement pursuant to SEC Rules 17a-3 and 17a-4 and maintain copies of all related supporting documents provided by Modern Woodmen.

2.2                   Commissions and Fees.  MWAFS will record commissions and fees it receives on its FOCUS and other reports as required by SEC and FINRA laws and rules.

2.3                   Inspection.  Modern Woodmen and its affiliates, as applicable, will permit the SEC and FINRA to inspect their books and records regarding the payment or allocation of expenses to MWAFS.

2.4                   Annual Review.  Annually, MWAFS will obtain and review the most recent financial reports of Modern Woodmen to ensure the adequacy of resources to pay for costs incurred by the Parties to this Agreement.

3.              Miscellaneous.

3.1                   Other Agreements.  Modern Woodmen and MWAFS have entered into other agreements entitled “Distribution Agreement” and “Paymaster Agreement”, which more specifically set forth the rights and obligations of the Parties as such relate to the distribution of and compensation for distribution of Modern Woodmen’s variable products.

3.2                   Effective Date, Termination.  This Agreement shall become effective as of its execution and replace in its entirely the agreement titled “Management Agreement”; shall continue in full force and effect until terminated; shall terminate automatically if Modern Woodmen and MWAFS cease to be affiliated; may be amended at any time by mutual agreement of the Parties hereto; and may be terminated at any time upon 60 days’ written notice by either Party to the other.

3.3                   Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois.

3.4                   Notice.  MWAFS will notify FINRA if and when it establishes a new or amends an existing Expense Sharing Agreement.

3.5                   Further Action.  The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Agreement.

3.6                   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and assigns.

3.7                   Waiver.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

3.8                   Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the Parties notwithstanding that all the Parties are not signatories to the original or the same counterpart.  Each Party shall become bound by the Agreement immediately upon affixing its signature hereto, independently of the signature of any other Party.

3.9                   Invalidity of Provision.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized officers on the date specified above.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey
Name:	W. Kenny Massey
Title:	President

MWA FINANCIAL SERVICES, INC.

By:	/s/ Clint J. Pogemiller
Name:	Clint J. Pogemiller
Title:	President